Exhibit 99.1

News Release

CommScope Announces First Quarter 2009 Results

●	First quarter net sales of $742 million; Orders of $779 million
●	Net loss of $21 million or $0.29 per share
●	Adjusted net income, excluding special items, of $11 million or $0.14 per share
●	Operating income of $9 million and adjusted operating income, excluding special items, of $45 million
●	Cash flow from operations increased seven percent year over year to $85 million
●	Reduced debt more than $200 million in the first quarter

HICKORY, NC, April 28, 2009—CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported revenue of $742.3 million and a net loss of $20.5 million, or $0.29 per share, for the quarter ended March 31, 2009.

The reported net loss includes after-tax charges of $15.3 million for the amortization of purchased intangibles, $8.6 million for the loss on extinguishment of debt and $7.6 million in restructuring and other special items.  Excluding these special items, adjusted first quarter 2009 earnings were $11.0 million, or $0.14 of diluted earnings per share.  (A reconciliation of reported GAAP results to adjusted results for the quarter is attached).

For the first quarter of 2008, CommScope reported revenue of $1.0 billion and a net loss of $11.0 million, or $0.16 per share.  The reported net loss included several special charges related to the acquisition of Andrew Corporation.  These after tax charges were $34.3 million for inventory-related purchase accounting adjustments, $18.5 million for the amortization of purchased intangibles, $2.8 million of cost related to debt reduction and $2.1 million for acquisition and restructuring costs.  Excluding these items, adjusted first quarter 2008 earnings were $46.7 million, or $0.59 per diluted share.

“The first quarter was an exceptionally difficult quarter,” said Chairman and Chief Executive Officer Frank Drendel.  “We entered 2009 with a market that was decelerating significantly as challenging economic conditions were compounded by customer and distributor inventory reductions.

“However, we continue to see positive wireless fundamentals, including significant wireless subscriber growth in India and China as well as strong wireless data growth in more mature markets.  We also expect strengthening sequential demand in the seasonally stronger second and third quarters.  We believe that the combination of higher expected sales and meaningful cost reductions that we have implemented or have underway positions CommScope for strong earnings improvement as we move forward.”

Sales Overview
Sales declined 26.2 percent year over year primarily due to the overall weakness in the global economy.  Sales in all segments were negatively affected by the significant economic downturn, decreased capital spending by telecommunication service providers and reductions in customer and distributor inventories.  The year-over-year sales comparison was also affected by the negative impact of changes in foreign currency exchange rates of $26.6 million and the divestiture of the unprofitable Satellite Communications (SatCom) product line in early 2008.

Sales by Segment
($ in millions)
	First	First	Fourth
	Quarter	Quarter	Quarter	% Change
	2009	2008	2008	YOY	Sequential
ACCG	$325.9	$479.0	$386.3	-32.0%	-15.6%
Enterprise	144.0	211.5	194.1	-31.9%	-25.8%
Broadband	114.2	135.5	132.6	-15.7%	-13.9%
WNS	159.0	180.6	150.2	-12.0%	5.9%
Inter-segment eliminations	(0.8)	(1.5)	(1.4)	n/a	n/a

Total CommScope Net Sales	$742.3	$1,005.1	$861.8	-26.2%	-13.9%

Sales by Region
($ in millions)
	First	First	Fourth
	Quarter	Quarter	Quarter	% Change
	2009	2008	2008	YOY	Sequential
United States	$359.6	$505.6	$403.4	-28.9%	-10.9%

Europe, Middle East & Africa	176.3	274.8	232.6	-35.8%	-24.2%
Asia Pacific	146.5	150.7	138.5	-2.8%	5.8%
Other Americas	60.7	75.5	88.7	-19.6%	-31.6%
Subtotal International	$383.5	$501.0	$459.8	-23.5%	-16.6%

Inter-segment eliminations	(0.8)	(1.5)	(1.4)	n/a	n/a

Total CommScope Net Sales	$742.3	$1,005.1	$861.8	-26.2%	-13.9%

Antenna, Cable and Cabinet Group (ACCG) segment sales declined 32.0 percent year over year to $325.9 million, primarily due to lower sales in the North America and Europe, Middle East and Africa (EMEA) regions, somewhat offset by higher sales in Asia.  The largest portion of the decline in North American sales can be attributed to lower wireline cabinet sales as major U.S. carriers slowed spending on environmentally secure enclosures and reduced inventory levels.  Approximately 12 percent of the decrease in year-over-year sales in ACCG resulted from the negative impact of foreign currency exchange rates.

Enterprise segment sales declined 31.9 percent year over year to $144.0 million as a result of challenging global business conditions.  Sales declined in all major regions as the global economic recession caused a slowdown in information technology spending.  Sales were also negatively affected as CommScope’s distribution partners significantly reduced inventory levels.

Broadband segment sales declined 15.7 percent year over year to $114.2 million, primarily due to lower international sales, particularly in EMEA and Central and Latin America.  In addition, sales to North American operators were lower year over year mainly due to the continued weakness in residential construction.

Wireless Network Solutions (WNS) segment sales decreased 12.0 percent year over year to $159.0 million.  The WNS year-over-year sales decline was largely due to the restructuring of an unprofitable relationship with a major OEM, the divestiture of the unprofitable SatCom business in early 2008 and the negative effect of foreign currency exchange rates. Approximately one-third of the decrease in year-over-year sales in WNS resulted from the negative impact of foreign exchange rates.   The company experienced significantly higher sales and orders in the Asia Pacific region due primarily to expanding business opportunities with Chinese wireless operators.

Total non-U.S. sales declined 23.5 percent year over year to $383.5 million, or 51.6 percent of total company sales, while U.S. sales fell 28.9 percent year over year to $359.6 million.

External customer orders booked in the first quarter 2009 were $778.8 million.

Operating Income Overview
Operating income in the first quarter of 2009 was $9.0 million compared to $27.8 million for the comparable 2008 period.  The year-over-year decline in operating income resulted primarily from lower manufacturing volumes due to lower sales as well as reductions in inventory levels.   First quarter operating income was also negatively affected by warranty and restructuring charges.  The benefits of lower raw material costs were not fully realized due to the higher cost inventory that was on hand at the beginning of the year.  These factors were somewhat offset by lower operating costs, which included ongoing cost reduction measures and the suspension of cash bonus programs.  Despite lower sales volumes, the company reported significant improvements in WNS and Broadband operating performance year over year.

Excluding $24.5 million for the amortization of purchased intangible assets, $8.7 million of restructuring costs and $3.1 million of litigation charges, adjusted operating income in the first quarter of 2009 was $45.3 million, or 6.1 percent of sales.

First Quarter 2009 Adjusted Operating Income by Segment
($ in millions)
	ACCG	Enterprise	WNS	Broadband	Total
Operating income (loss) as reported	$(13.4)	$7.4	$6.4	$8.6	$9.0

Amortization of purchased intangible assets	17.2	1.6	5.2	0.5	24.5
Restructuring costs	1.6	1.2	2.1	3.8	8.7
Litigation charge	-	-	3.1	-	3.1
Adjusted operating income	$5.4	$10.2	$16.8	$12.9	$45.3

First Quarter 2008 Adjusted Operating Income (Loss) by Segment
($ in millions)
	ACCG	Enterprise	WNS	Broadband	Total
Operating income (loss) as reported	$20.4	$36.0	$(31.9)	$3.3	$27.8

Amortization of purchased intangible assets	18.1	1.6	8.3	0.5	28.5
Purchase accounting adjustments related to inventory	31.2	-	21.6	-	52.8
Restructuring costs	-	(0.3)	-	0.4	0.1
Acquisition and one-time transition costs	2.0	-	0.9	-	2.9
Adjusted operating income (loss)	$71.7	$37.3	$(1.1)	$4.2	$112.1

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures.  In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Commercial Highlights
●
Andrew Solutions, the CommScope, Inc. division that is a world leader in wireless infrastructure, continues to benefit from its leading market position in China and won an important wireless infrastructure project for Sinopec Zhenhai Refining & Chemical Company in Ningbo, China. Andrew has long played a significant role in the Chinese market and recently provided solutions for numerous large projects such as the National Center for the Performing Arts, the Ministry of Environmental Protection Building, the Beijing-to-Tianjin and the Shijiazhuang-to-Taiyuan high speed railways, the Beijing Subway and the Shanghai Metro.  Andrew also continues to have positive relationships with original equipment manufacturers (OEMs) supplying the Chinese market as well as China Unicom, China Telecom and China Mobile.

●
Andrew’s HELIAX® 2.0 FXL, the energy-efficient, aluminum radio frequency (RF) cable for wireless base stations, won a gold award for green innovation in the Third Competition for Outstanding Information Applications Developments, organized by the China Information Industry Net, the Chinese media agency affiliated with the China Ministry of Industry and Information Technology.

●
Andrew has been awarded multiple projects by numerous operators and OEMs around the world for the development of equipment for use in fourth generation (4G) networks--both Long Term Evolution (LTE) and WiMAX.  Andrew is developing new cabinet- and tower-based solutions--including filters, amplifiers, antennas, repeaters and fully integrated base station RF offerings--for multiple customers covering various LTE frequencies. The company has begun delivering initial products to customers for evaluation in anticipation of being market-ready when LTE begins initial trials and deployment in some markets over the next few quarters.  Broad deployment of LTE is expected to commence in major markets in 2010 and 2011.

●
Andrew created the Invex.NxG i.Walk, a total in-building test and measurement solution.  The Invex.NxG i.Walk includes everything needed for confirming the proper design and placement of in-building antenna or repeaters prior to final installation, helping ensure optimal indoor wireless coverage.

●
CommScope Enterprise Solutions introduced the next generation SYSTIMAX 360™ solution platform.  SYSTIMAX 360 integrates copper, fiber and intelligence solutions to meet customers’ network infrastructure needs, regardless of company size, technology or industry.  The solution delivers next generation 10G UTP with uncompromised performance and high-density formats with improved ergonomics while exceeding industry standards.

●
The U.S. Department of Agriculture’s Rural Development Telecommunications Program has accepted CommScope’s BrightPath® fiber-to-the-home solution, enabling service providers seeking funding from the Rural Utilities Service (RUS) to propose the use of BrightPath products in business plans and applications they submit for RUS grants and loans.

First Quarter 2009 Financial Highlights
●
Gross margin for the first quarter 2009 was 22.7 percent and includes $3.6 million of intangible amortization and $3.1 million of litigation charges in Cost of Sales.  Excluding these items, gross margin would have been 23.6 percent.

●
SG&A expense for the first quarter 2009 was $101.2 million, down $33.0 million or 24.6 percent year over year primarily due to cost reduction efforts, including workforce reductions, lower sales volumes and the suspension of cash bonus programs.

●	The company incurred the following special pretax charges:
o	$8.7 million related to restructuring at both Andrew and legacy CommScope business groups
o	$8.6 million for the extinguishment of debt, related to the conversion of a portion of the 1 percent convertible debentures
o	$3.1 million for litigation charges

●
Net interest expense declined 15.3 percent year over year to $29.1 million, which includes $2.1 million related to the write off of deferred financing fees in connection with accelerated debt payments made in the first quarter.  Cash interest expense was $26.1 million in the quarter.

●	Non-cash equity-based compensation for the first quarter 2009 was $3.5 million.

●
Total depreciation and amortization expense was $50.0 million for the first quarter 2009.  Intangible amortization in the first quarter totaled $24.5 million and amortization and write off of deferred financing fees were $3.7 million.

●	Net cash provided by operating activities rose 6.5 percent year over year to $85.4 million.

●
CommScope reduced debt by $206.2 million during the first quarter 2009.  The company repaid $179.8 million of its senior secured term loans during the quarter, including $171.6 million for the annual excess cash flow payment. The company also negotiated the conversion of $24.0 million in face value of 1 percent convertible senior subordinated debentures in exchange for 1.7 million shares of CommScope common stock.  The company paid $175.5 million to redeem the remaining 1 percent debentures. To finance the redemption of these debentures, CommScope issued $100 million of 3.5 percent convertible senior subordinated debentures and borrowed $75 million under its senior secured revolving credit facility.

Outlook
CommScope management expects results to improve substantially in the seasonally strong second and third quarters.  The company expects to benefit from seasonally-higher sales and production volumes, lower commodity costs and numerous cost reduction actions.  CommScope management provided the following guidance for the second quarter of 2009:

●	Revenue of $800 million to $850 million
●	Adjusted operating income of $100 million to $125 million, excluding intangible amortization and special items
●	Tax rate of 33 percent to 36 percent on adjusted pretax income

“Despite an extraordinarily challenging first quarter of 2009, we increased cash flow from operations seven percent year over year to $85 million and reduced debt by $206 million,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt.  “While business conditions remain challenging and visibility is limited, we expect significant improvement in second quarter results and continue to believe we will maintain compliance with our financial covenants during 2009.”

Conference Call Information
CommScope plans to host a call today at 5:00 p.m. EDT to discuss first quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944.  The conference identification number is 95203429.  Please plan to dial in 10 - 15 minutes before the start of the call to facilitate a timely connection.  The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope's website at www.commscope.com.

If you are unable to participate and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay.  The replay identification number is 95203429 and will be available through May 12, 2009.  A webcast replay will also be archived on CommScope's website for a limited period of time following the conference call.

About CommScope
CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.  CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement
This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as "expect," "believe," "intend," "goal," "estimate," "project," "plans," "anticipate," "designed to," "long term view," "confident,"  "think," "scheduled," "outlook," "guidance" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission (SEC), which are available on CommScope's website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$742,251	$1,005,094

Operating costs and expenses:
Cost of sales	573,526	782,461
Selling, general and administrative	101,205	134,207
Research and development	28,962	35,965
Amortization of purchased intangible assets	20,824	24,552
Restructuring costs	8,703	132
Total operating costs and expenses	733,220	977,317

Operating income	9,031	27,777
Other expense, net	(10,030)	(6,757)
Interest expense	(30,627)	(39,579)
Interest income	1,479	5,183

Loss before income taxes	(30,147)	(13,376)
Income tax benefit	9,625	2,327

Net loss	$(20,522)	$(11,049)

Loss per share:
Basic	$(0.29)	$(0.16)
Diluted (a)	$(0.29)	$(0.16)

Weighted average shares outstanding:
Basic	71,800	67,430
Diluted (a)	71,800	67,430

(a)
The calculation of diluted loss per share for the three months ended March 31, 2009 excludes the dilutive effect of 0.1 million stock options, 0.4 million restricted stock units and performance share units, and 8.9 million shares related to convertible senior subordinated debentures because they would have decreased the loss per share.  The calculation of diluted loss per share for the three months ended March 31, 2008 excludes the dilutive effect of 1.1 million stock options, 0.6 million restricted stock units and performance share units, and 11.5 million shares related to convertible senior subordinated debentures because they would have decreased the loss per share.  Options to purchase 2.5 million and 0.8 million shares were excluded from the computation of diluted loss per share for the three months ended March 31, 2009 and 2008, respectively, because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In thousands, except share amounts)

	March 31,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$290,753	$412,111
Accounts receivable, less allowance for doubtful accounts of
$18,444 and $19,307, respectively	632,325	695,820
Inventories, net	371,771	450,310
Prepaid expenses and other current assets	69,910	70,778
Deferred income taxes	51,948	81,024
Total current assets	1,416,707	1,710,043

Property, plant and equipment, net	448,962	468,140
Goodwill	997,185	997,257
Other intangibles, net	796,674	821,128
Other noncurrent assets	71,395	66,192

Total Assets	$3,730,923	$4,062,760

Liabilities and Stockholders' Equity

Accounts payable	$226,155	$244,273
Other accrued liabilities	257,970	306,537
Current portion of long-term debt	12,053	374,498
Total current liabilities	496,178	925,308

Long-term debt	1,823,524	1,667,286
Deferred income taxes	101,363	150,357
Pension and other postretirement benefit liabilities	160,343	164,075
Other noncurrent liabilities	143,251	147,376
Total Liabilities	2,724,659	3,054,402

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000;
Issued and outstanding shares: None at March 31, 2009 or
December 31, 2008	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000;
Issued and outstanding shares: 72,605,590 at March 31, 2009
and 70,798,864 at December 31, 2008	828	811
Additional paid-in capital	1,006,809	969,976
Retained earnings	296,563	317,085
Accumulated other comprehensive income	(151,249)	(132,411)
Treasury stock, at cost: 10,232,004 shares at March 31, 2009 and
10,312,088 shares at December 31, 2008	(146,687)	(147,103)
Total Stockholders' Equity	1,006,264	1,008,358

Total Liabilities and Stockholders' Equity	$3,730,923	$4,062,760

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In thousands)

	Three Months Ended
	March 31,
	2009	2008

Operating Activities:
Net loss	$(20,522)	$(11,049)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	50,003	56,674
Equity-based compensation	3,547	4,596
Loss on conversion of debt securities	8,649	2,761
Changes in assets and liabilities	43,687	27,172
Net cash provided by operating activities	85,364	80,154

Investing Activities:
Additions to property, plant and equipment	(13,825)	(11,820)
Proceeds from disposal of fixed assets	371	2,203
Proceeds from sale of product line	—	8,513
Cash paid for acquistions	(84)	(58,371)
Net cash used in investing activities	(13,538)	(59,475)

Financing Activities:
Principal payments on long-term debt	(356,736)	(221,410)
Proceeds from the issuance of long-term debt	100,000	—
Net borrowings under revolving credit facility	75,000	—
Proceeds from the issuance of shares under equity-based
compensation plans	17	1,040
Tax benefit from the issuance of shares under
equity-based compensation plans	—	420
Long-term financing costs	(2,160)	(246)
Net cash used in financing activities	(183,879)	(220,196)

Effect of exchange rate changes on cash	(9,305)	9,317

Change in cash and cash equivalents	(121,358)	(190,200)
Cash and cash equivalents, beginning of period	412,111	649,451
Cash and cash equivalents, end of period	$290,753	$459,251

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited -- In millions)

	Three Months Ended
	March 31,
	2009	2008
Net Sales:
ACCG	$325.9	$479.0
Enterprise	144.0	211.5
Broadband	114.2	135.5
WNS	159.0	180.6
Inter-segment eliminations	(0.8)	(1.5)
Consolidated Net Sales	$742.3	$1,005.1

Operating Income (Loss):
ACCG	$(13.4)	$20.4
Enterprise	7.4	36.0
Broadband	8.6	3.3
WNS	6.4	(31.9)
Consolidated Operating Income	$9.0	$27.8

CommScope, Inc.
Reconciliation of GAAP Measures to Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended
	March 31, 2009
	Operating Income	Net Income (Loss) (1)	Diluted EPS

As reported	$9.0	$(20.5)	$(0.29)
Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.20
Restructuring costs	8.7	5.6	0.08
Litigation charge	3.1	2.0	0.03
Loss on extinguishment of debt	-	8.6	0.12
As adjusted for special items	$45.3	$11.0	$0.14

	Three Months Ended
	March 31, 2008
	Operating Income	Net Income (Loss) (1)	Diluted EPS

As reported	$27.8	$(11.0)	$(0.16)

Special items:
Amortization of purchased intangible assets (2)	28.5	18.5	0.24
Purchase accounting adjustments related to inventory	52.8	34.3	0.44
Restructuring costs	0.1	0.2	0.00
Acquisition and one-time transition costs	2.9	1.9	0.03
Loss on extinguishment of debt	-	2.8	0.04
As adjusted for special items	$112.1	$46.7	$0.59

(1) The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item.  There are certain special items for which we expect to receive little or no tax benefit.

(2) Includes amortization included in Cost of Sales.

CommScope management believes that presenting operating income, earnings and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures.  In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.